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                               UNISYS CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
       FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1994 and 1993 (UNAUDITED)
                          (Millions, except share data)



                                                          1994          1993
                                                          ----          ----
Primary Earnings Per Common Share

Average Number of Outstanding Common Shares           170,831,860  162,992,383
Additional Shares Assuming Exercise of Stock Options      970,853    1,953,007
                                                      -----------  -----------
Average Number of Outstanding Common Shares and
  Common Share Equivalents                            171,802,713  164,945,390
                                                      ===========  ===========

Net Income                                                 $ 42.9       $ 84.1
Dividends on Series A, B and C Preferred Stock              (30.0)       (30.3)
                                                           ------       ------
Primary Earnings on Common Shares                          $ 12.9       $ 53.8
                                                           ======       ======
Primary Earnings Per Common Share                          $  .08       $  .33
                                                           ======       ======

Fully Diluted Earnings Per Common Share

Average Number of Outstanding Common
  Shares and Common Share Equivalents                 171,802,713  164,945,390
Additional Shares:
  Assuming Conversion of 8 1/4% Convertible Notes      33,697,762   33,699,634
  Attributable to Stock Options                            96,648      226,420
                                                      -----------  -----------
Common Shares Outstanding Assuming Full Dilution      205,597,123  198,871,444
                                                      ===========  ===========
Primary Earnings on Common Shares                          $ 12.9       $ 53.8
Interest Expense on 8 1/4% Convertible Notes,
  Net of Applicable Tax                                       4.4          4.3
                                                           ------       ------
  Fully Diluted Earnings on Common Shares                  $ 17.3       $ 58.1
                                                           ======       ======
Fully Diluted Earnings Per Common Share                    $  .08       $  .29
                                                           ======       ======                  EXHIBIT 12
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